For Immediate Release

Orgenesis Approved for 2.015.000 Euros Grant to Support
Development of its Type 1 Diabetes Program in Europe

Gosselies, Belgium—Nov. 24, 2014—Orgenesis SPRL, a subsidiary of Orgenesis Inc. (OTCQB: ORGS), a leader in the emerging fields of cellular therapy and regenerative medicine, today announced that it has received the formal approval from the Walloon Region, Belgium (Service Public of Wallonia, DG06) for a €2.015 million support program for the research and development of a potential cure for Type 1 Diabetes.

The Financial support is composed of a 1,085,000 euros (70% of budgeted costs) grant for the industrial research part of the research program and a further recoverable advance of 930,000 euros (60% of budgeted costs) of the experimental development part of the research program. The grants will be paid to Orgenesis over a period of approximately 3 years. The grants are subject to certain conditions respecting our conducting the work in the Walloon Region, our own investment in these projects and certain other conditions.

“We are extremely appreciative of the Walloon Region’s willingness to support the Orgenesis European activity with this grant,” said Vered Caplan, Chairperson and CEO of Orgenesis. “This approval, once more justifies the decision by Orgenesis to set up our development and manufacturing activity in the Walloon Region. This location has become a central hub for cell therapy in Europe, where we have found advanced development and manufacturing partnerships and service providers, such as Pall Corporation, through its recently purchased subsidiary ATMI, and MaSTherCell, a contract developer specializing in cell therapy products, and industrial and financial support by the Wallonian Minister of the Innovation and Research.”

Orgenesis is pioneering work in developing technology to successfully reprogram human liver cells into glucose-responsive, fully functional Insulin Producing Cells (IPCs). The objective of the European program is to continue the development of a cGMP (Current Good Manufacturing Practice) and implement it on a high-efficiency industrial scale, which will enable Orgenesis to obtain functional Insulin Producing Cells (IPC) in large quantities from the livers of patients suffering from Type 1 Diabetes.

“Orgenesis has demonstrated tremendous innovation in its research and development efforts to date,” said Michel Charlier, DGO6 General Inspector. “Their therapies hold great promise in how Type 1 Diabetes will be treated around the world. Orgenesis represents the type of innovative company we seek to support and foster in the Walloon Region.”

About DG06 (Service Public of Wallonie)
DG06 Economy – Employment – Research is a branch of the Administration of Wallonia, Belgium. Through its Technology Development Department, the Walloon Region has set up several attractive incentives to boost regional innovation and research, to support companies, from start-ups to well-established enterprises in their way to innovation and successful development

About Orgenesis, Inc.
Orgenesis is a development stage company that is committed to curing Type 1 Diabetes. In pursuit of this goal, the Company is developing a novel technology that combines cellular therapy and regenerative medicine. Through a proprietary biologic process called “cellular trans-differentiation,” Orgenesis has proven that, when exposed ex vivo to certain pancreatic transcription factors and in specific sequence, human adult liver cells can be transformed into fully functional, beta cell-like insulin producing cells (IPCs). After ex vivo expansion, the IPCs are re-infused via the portal vein. In pre-clinical models of Type 1 Diabetes (Non-Obese Diabetic mice), the re-introduced IPCs remain in the liver, effectively respond to glucose challenge and successfully maintain glycemic homeostasis. In the same NOD model, the implanted IPCs were not subject to auto-immune attack or cellular ablation. Orgenesis plans to initiate P1/2 trials in the next 12-16 months. For more information visit: www.orgenesis.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" which are not purely historical. Such forward-looking statements include, among other things, the expectations of management that our regeneration technology can be developed as therapeutic treatment for diabetes which could become a cure for diabetes; and that our patent will protect our intellectual property; and that we will receive the full value of grants and advances from DG06 as announced. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Orgenesis will obtain from them. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing; the ability to pass clinical trials so as to move on to the next phase; our ability to retain key employees; our ability to finance development and operations and to comply with all conditions necessary to receive the announced grants; our ability to satisfy the rigorous regulatory requirements for new medical procedures; and competitors may develop better or cheaper alternatives to our products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact:
Scott P. Carmer
Orgenesis
301-204-1983
scott.c@orgenesis.com

Media Contact:
Tim Rush
Springboard5
(801) 208-1100
tim.rush@springboard5.com